EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated August 19, 2005 accompanying the consolidated financial statements of LSI Industries Inc. and subsidiaries appearing in the 2006 Annual Report of the Company to its shareholders on Form 10-K for the year ended June 30, 2006 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/Grant Thornton LLP

Cincinnati, Ohio
September 28, 2006